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                                                                  EXECUTION COPY
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                                 March 16, 2001

AmeriSource Health Corporation
1300 Morris Drive, Suite 100
Chesterbrook, PA 19087-5594

          Re:  Support/Voting Agreement
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Dear Sirs:

          The undersigned understands that AmeriSource Health Corporation ("AmeriSource"), Bergen Brunswig Corporation ("Bergen"), AABB Corporation, A-Sub
  -----------                                  ------
Acquisition Corp. and B-Sub Acquisition Corp. are entering into an Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement"), providing for,
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among other things, the combination of the businesses of AmeriSource and Bergen in a "merger-of-equals" transaction (the "Merger").
                                          ------

          The undersigned is a shareholder of Bergen (the "Shareholder") and is
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entering into this letter agreement to induce you to enter into the Merger
Agreement and to consummate the transactions contemplated thereby.

          The Shareholder confirms its agreement with you as follows:

          1. The Shareholder represents, warrants and agrees that Schedule I annexed hereto sets forth the shares of the capital stock of Bergen, and options to purchase such shares, of which the Shareholder is the record or beneficial owner (the "Shares") and that the Shareholder is on the date hereof the lawful
            ------
owner of the number of Shares set forth in Schedule I, free and clear of all liens, charges, encumbrances, voting agreements and commitments of any kind, except as disclosed previously in writing to AmeriSource. Except for the Shares set forth in Schedule I, the Shareholder does not own or hold any rights to acquire any additional shares of the capital stock of Bergen or any interest therein or any voting rights with respect to any additional shares.

          2. The Shareholder agrees that it will not, and will not permit any company, trust or other entity controlled by the Shareholder to, contract to sell, sell or otherwise transfer or dispose of more than 5% of the Shares or any interest therein or securities convertible thereinto or any voting rights with respect thereto, other than (i) pursuant to the Merger, (ii) with your prior written consent or (iii) to the extent contractually required (as disclosed previously in writing to AmeriSource).
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          3.    The Shareholder agrees to, will cause any company, trust or other entity controlled by the Shareholder to, and will use its reasonable best efforts to cause its affiliates (as defined under the Securities Exchange Act of 1934, as amended) to, cooperate fully with you in connection with the Merger Agreement and the transactions contemplated thereby. The Shareholder agrees that, during the term of this letter agreement, it will not, and will not permit any such company, trust or other entity to, and will use its reasonable best efforts to not permit any of its affiliates to, directly or indirectly (including through its directors, officers, employees or other representatives) solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any Bergen Competing Transaction (as defined in the Merger Agreement), or negotiate or otherwise engage in discussions with any person (other than AmeriSource or its respective directors, officers, employees, agents and representatives) with respect to any Bergen Competing Transaction or enter into any agreement, arrangement or understanding with respect to any Bergen Competing Transaction or agree to or otherwise assist in the effectuation of any Bergen Competing Transaction; provided, however, that nothing herein shall
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prevent the Shareholder from taking any action in its capacity as an officer or director of Bergen that would be permitted to be taken pursuant to the terms of the Merger Agreement.

          4. The Shareholder irrevocably and unconditionally agrees that all of the Shares beneficially owned by the Shareholder (except shares subject to unexercised stock options), or over which the Shareholder has voting power or control, directly or indirectly (including any common shares of Bergen acquired after the date hereof), at the record date for any meeting of shareholders of Bergen (and any adjournment thereof) called to consider and vote to approve and adopt the Merger, the Merger Agreement, all agreements related to the Merger, any actions related thereto and/or the transactions contemplated thereby and/or any Bergen Competing Transaction will be voted in favor of the approval and adoption of the Merger, the Merger Agreement, all agreements related to the Merger, any actions related thereto and/or the transactions contemplated thereby and that the Shareholder will not vote such Shares in favor of the approval of
(i) any Bergen Competing Transaction during the term of this letter agreement,
(ii) reorganization, recapitalization, liquidation or winding up of Bergen or any other extraordinary transaction involving Bergen, other than as contemplated by the Merger Agreement, (iii) corporate action the consummation of which would frustrate the purposes or prevent or delay the consummation of the transactions contemplated by the Merger Agreement, or (iv) other matters relating to, or in connection with, any of clauses (i) through (iii) above.

          5. The Shareholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this letter agreement, the Shareholder hereby grants a proxy appointing AmeriSource and each of its designees as the Shareholder's attorney-in-fact and proxy, with full power of substitution, for and in the Shareholder's name, to vote, express, consent or dissent, or otherwise to utilize such voting power in the manner contemplated by
Section 4 above as AmeriSource or its proxy or substitute shall, in AmeriSource's sole discretion, deem proper with respect to the Shares beneficially owned by the Shareholder. The proxy granted by each Shareholder pursuant to this Section 5 is irrevocable (for as long as any such Share is beneficially owned by the Shareholder) and coupled with an interest as it is granted

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in consideration of AmeriSource entering into this letter agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by each Shareholder shall be revoked upon termination of this letter agreement, upon the termination of the Merger Agreement, or, with respect to any Share, upon the Shareholder ceasing to have beneficial ownership of such Share to the extent permitted by this Agreement, in accordance with its terms.

          6. The Shareholder has all necessary power and authority to enter into this letter agreement. This letter agreement is the legal, valid and binding agreement of the Shareholder, and is enforceable against the Shareholder in accordance with its terms.

          7. The Shareholder agrees that damages are an inadequate remedy for the breach by Shareholder of any term or condition of this letter agreement and that you shall be entitled to a temporary restraining order and preliminary and permanent injunctive relief in order to enforce our agreements herein.

          8. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this letter agreement, this letter agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the State of Delaware, for any Action (and agrees not to commence any Action except in any such court), and further agrees that service of process, summons, notice or document by U.S. registered mail to its respective address shall be effective service of process for any Action brought against it in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any Action in the courts of the State of Delaware or of the United States of America, in each case located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any Action brought in any such court has been brought in any inconvenient forum.

          9. This letter agreement constitutes the entire agreement among the parties in respect to the subject matter hereof and supersedes all prior agreements and understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof.

          10. Any provision of this letter agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this letter agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This letter agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

          11. Neither this letter agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding

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sentence, this letter agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          12. This letter agreement may be executed in counterparts, which together shall constitute one and the same agreement. The parties may execute more than one copy of the letter agreement, each of which shall constitute an original.

          13. If any term, provision, covenant or restriction contained in this letter agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          14. Capitalized terms not defined in this letter agreement shall have the meaning assigned to them in the Merger Agreement.

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          This letter agreement may be terminated at the option of any party at any time upon the earlier of (i) the date on which the Merger Agreement is terminated and (ii) the Effective Time. Please confirm that the foregoing correctly states the understanding between us by signing and returning to me a counterpart hereof.

                              Very truly yours,

                              By:_____________________________________
                                 Neil F. Dimick


Confirmed on the date
first above written.

AmeriSource Health Corporation


By:_________________________________
   R. David Yost
   Chairman and Chief Executive
   Officer

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                                  Schedule I
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                  Shareholder's Ownership Interest in Bergen
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Shares of Bergen capital stock:

21,306

Options to purchase shares of Bergen capital stock:

611,630

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